                                                                    EXHIBIT 10.9

Confidential Materials omitted and filed separately with the Securities and Exchange Commissions, Asterisks denote omissions.


                AGREEMENT FOR ELECTRONIC MANUFACTURING SERVICES

          This Agreement between Luminex Corporation, a Delaware corporation with principal offices at 12212 Technology Boulevard, Austin, Texas 78727 (hereinafter "Luminex"), and Sanmina Corporation, having a place of business at 2300 Highway 79 South, Guntersville, Alabama 35976 (hereinafter "Sanmina") is entered into effective as of January 1, 2000 (the "Effective Date"). Sanmina shall perform manufacturing services for Luminex under the terms and conditions set forth herein.

NOW THEREFORE, for and in consideration of the covenants, conditions, and undertakings hereinafter set forth, it is agreed by and between the parties as follows:

I.        Term

          This Agreement shall be in effect for four (4) years from the Effective Date of this Agreement. Unless either party gives the other party written notice of its intent not to renew this Agreement at least ninety (90) days prior to the expiration of the current term, the Agreement shall renew under the then current terms for successive one (1) year terms.

II.       Scope of Work Performed

          A. Luminex wishes Sanmina to manufacture on behalf of Luminex a range of products, assemblies, and/or subassemblies, hereafter called the "Products," identified in and at the prices in Exhibit A, as amended in writing from time to time by mutual agreement. Sanmina and Luminex shall mutually agree upon a delivery schedule for the Products per Section IV of this Agreement.

          B. Luminex shall be liable for material(s), components, or parts that Sanmina procures or otherwise contracts for in order to manufacture the products that Luminex wishes to buy from Sanmina on a turnkey basis (hereinafter the "Material" or "Materials"). This liability shall be determined by defining the process that incurs this liability and describing the situations or circumstances under which Luminex is liable for Material that Sanmina has procured per Section IV of this Agreement.

III.      Pricing

          The prices for the Products shown in Exhibit A shall remain fixed for six (6) months after the Effective Date, thereafter to be reviewed by the Parties on a semiannual basis. Sanmina agrees that there shall be no increase in Build Time not due to an ECO (defined below) or a change request from Luminex. "Build Time" means the amount of time Sanmina requires to assemble and test the Materials into a finished Product. Notwithstanding the foregoing, the following exceptions allow prices to be increased or decreased:

       1. ECO - Engineering Change Order (referred to in Section IV.G.) or change request; or

       2. Material variations on the market price of components that are the basis of the Purchase Order. This will be reviewed and mutually agreed to quarterly unless abnormal ["abnormal" defined as greater ten percent (10%) variation in Sanmina's cost of Material(s)] changes are experienced in material costs; or

       3. If the monthly volume of Products ordered by Luminex under this Agreement meets or exceeds [**] units per month for [**] consecutive months (the "Established Level"), then the

____________
[**] Indicates that material has been omitted and confidential treatment requested therefor. All such material has been filed separately with the Commission pursuant to Rule 406.

          Materials Mark-up and Profit Gross-up percentages stated in Exhibit A will be reviewed and agreed upon at lower or higher percentages, respectively. These new percentages will be applied to all subsequent shipments. Notwithstanding the foregoing, if the monthly volume of Products ordered by Luminex under this Agreement drops below the Established Level then in effect, then the percentages will be reviewed and agreed upon to lower (Gross-up) or higher (Mark-up) percentages, not to exceed the original percentages set out herein as of the Effective Date; or

IV.       Forecasting and Ordering

          A. Sanmina shall purchase Materials for the Products in accordance with an Approved Vendor List ("AVL"), as provided by Luminex to Sanmina from time to time. In the event Sanmina cannot purchase Materials from an approved vendor for any reason, including unavailability or commercial unfeasibility of the purchase of such Materials, Sanmina may purchase such Materials from an alternate vendor with the prior written consent of Luminex.

          B. General Planning and Procurement Process

             1. On the date this Agreement is executed and the first business day of each calendar month thereafter, Luminex shall provide Sanmina with monthly, rolling purchase orders covering a minimum period of three (3) months ("Purchase Order").

             2. On the same dates, Luminex shall provide Sanmina with an additional monthly, rolling nine (9) month forecast ("Forecast") covering the nine (9) months immediately following the Purchase Order period. Forecast does not incur any liability for either Sanmina or Luminex except that of any long lead-time Materials for which the forecast would cause procurement activity, and, even in such a situation such liability for Luminex would be limited per Section IV.C.

             3. Sanmina will take the Purchase Orders and Forecast referred to in Subsections 1 and 2 above and generate a Master Production Schedule ("MPS") for a twelve (12) month period using the process described in Subsection 4 below.

             4. The MPS will define the master plan on which Sanmina will base its procurement, internal capacity projections, and commitments:

                (a) Sanmina will use the Purchase Orders referred to in
                    Subsection 1 above to generate the first three (3) months of the MPS.

                (b) Sanmina will use the Forecast referred to in Subsection 2 above to generate the following nine (9) months of the MPS.

             5. Sanmina will release (launch) orders to suppliers of Materials sometime prior to the anticipated date that the Material is needed. When these orders are launched will depend on the Vendor Lead Time that Sanmina will determine from time to time and maintain as a parameter of Sanmina's manufacturing or materials planning systems.

             6. Sanmina, through its MRP System will also issue an instruction
                ("MRP Signal") to its procurement group to buy the Material in order to meet the delivery schedule as specified in the respective Purchase Order.

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

          7. When Sanmina places an order with its suppliers per the sections above, Sanmina will order Materials in various quantities (defined in periods-worth-of-supply) that are defined by the Material's ABC Classification. This classification as well as the expected distribution or characteristics of various classes of Materials, and, the periods-worth-of-supply (Periods-of-Supply) that will be bought for each class of Material is shown on Exhibit C.

          8. In addition to ordering Materials for various periods-of-supply and in order to obtain volume discounts, Sanmina will order Materials according to various minimum-buy quantities, tape and reel quantities, and multiples of packaging quantities in accordance with the Excess Materials provisions of Subsection IV.D.5.

     C.   Liabilities for Materials

          1. For the purposes of Sections C, D, and E of Article IV, "Materials" means without the cost of the Materials Mark-up and is at Sanmina's cost. Also, for the purposes of Sections C, D, and E of Article IV, Luminex's liability for Materials under these section is separate and exclusive of any liability for Materials used in completed Products purchased from Sanmina by Luminex per the Product Pricing of Exhibit A.

          2. Luminex's financial liability for Materials that Sanmina has procured under this Agreement under valid Forecasts and/or Purchase Orders and separate and exclusive of any liability for Materials used in completed Products purchased from Sanmina by Luminex per the Product Pricing of Exhibit A ("Materials Liability"), is limited to the following:

              (a)  Materials that Sanmina, having ordered per the guidelines in
                   Section IV.B. above, cannot cancel prior to its receipt. This includes Materials that may not be cancelable by virtue of having insufficient time between the MRP signal to cancel and the expected or real receipt date at Sanmina. If the receipt of Material cannot be stopped but the Materials can be returned, they will be covered under Subsection (b) below or
                   Section IV.C.2.; and

              (b) Materials that Sanmina, having ordered per the guidelines above, cannot return to the suppliers that the Materials came from, or other 3/rd/ party, and where Sanmina has made reasonable efforts to return the Materials. Prior to being included in Luminex's liability, Luminex shall be given the option to try to arrange a return for Sanmina; and

              (c) Material which Luminex and Sanmina agree that the return of such Materials is not required.

          3. Luminex shall also be liable to Sanmina for other Material-related costs separate and exclusive of any liability for Materials used in completed Products purchased from Sanmina by Luminex per the Product Pricing of Exhibit A. ("Other Material Costs"), which shall include:

              (a) Instances in which Sanmina is able to return Materials with reasonable re-stocking or other fees, those fees shall become part of Luminex's Total Liability in place of the costs of those Materials and markups; and

              (b) Associated reasonable expenses related to purchasing, ordering, manufacturing (labor and overhead), shipping, storing, and eliminating such Materials that Sanmina purchases or orders to fulfill a Purchase Order and/or the Forecast on behalf of Luminex to manufacture the Products shall constitute a part of Luminex's Total Liability, such amount not to exceed the current Materials Mark-up; and

              (c) If necessary and with Luminex's prior, written consent, Sanmina shall purchase any necessary tools to fulfill the Purchase Order and Forecast. Such tools shall be deemed a part of Luminex's Total Liability. All such tooling purchased by Sanmina shall remain Luminex's sole property, and Sanmina shall return such tooling (normal wear and tear excepted) to Luminex upon request, the completion of the relevant order, or the termination of the Agreement. Such tooling may only be used by Sanmina to fulfill its obligations hereunder to Luminex.

          4. Except as otherwise provided herein, Luminex's total financial liability for Materials and separate and exclusive of any liability for Materials used in completed Products purchased from Sanmina by Luminex per the Product Pricing of Exhibit A ("Total Liability"), shall be the sum of: (i) Materials Liability plus the agreed upon Materials Mark-up per Exhibit A, and (ii) Other Material Costs. Sanmina shall use commercially reasonable efforts to minimize the Total Liability consistent with meeting the production requirements of this Agreement.

     D.   Excess Material

          1. "Excess Material" and "Excess Materials" mean Materials greater than the quantity needed to fulfill all outstanding or open Purchase Orders submitted to Sanmina by Luminex hereunder.

          2. Sanmina agrees to provide Luminex with monthly progress Excess Reserve Detail Reports which shall detail any Excess Materials. Luminex agrees to review and notify Sanmina, in writing, within thirty (30) days of any issues regarding the composition of the Excess Materials, in response to the Excess Reserve Detail Report. Sanmina agrees to use commercially reasonable efforts to reduce the amount of Excess Material(s) consistent with meeting the production requirements of this Agreement.

          3. If, at any time at which the total dollar amount of Excess Materials exceeds twenty-five thousand dollars ($25,000.00), the Parties will, within thirty (30) days, conduct a review of the composition of Excess Materials and alternative means of reducing the level of such Excess Materials; e.g., by returns, sales, etc.. If, after such review, Luminex's responsibility for Excess Materials would still exceed twenty-five thousand dollars ($25,000.00), then Luminex will, within fourteen (14) days, either
              (1) issue a Purchase Order for the delivery of that portion over twenty-five thousand dollars ($25,000.00), or (2) issue sufficient top level Purchase Orders to result in the consumption of said Excess Materials.

          4. Upon termination of this agreement by notice per Section X.A., Luminex agrees to purchase Excess and Unallocated Material it is responsible for creating through MRP driven demand for forecast, production, and minimum buy requirements per the provisions of
              Section IV. Within thirty (30) days of notification of termination, Luminex will provide Sanmina with the address where Excess Material is to be shipped, or arrange for pick-up by third party purchasers from Sanmina's facility.

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

          5. In order to simplify and expedite the process of placing orders with vendors, where minimum buys are required, and the minimum buy order would create an Excess Material condition, this Agreement authorizes Sanmina to make those purchases under the following guidelines:

              (a) Sanmina may make purchases for line items which total extended excess cost to Sanmina does not exceed five hundred dollars ($500.00); and

              (b) In the event a line item increases Excess Materials by five hundred dollars ($500.00) or more, Sanmina shall notify Luminex in writing within one (1) week. Luminex will, within one (1) week, provide written authorization to place the order.

     E.   Unallocated Materials

          1. "Unallocated Material" and "Unallocated Materials" are defined as Material or Materials for which there are no open or outstanding Purchase Orders. Unallocated Material is identified on Excess Reserve Detail Reports as those items having zero (0) demand.

          2. Sanmina agrees to include in the aforementioned monthly Excess Reserve Detail Reports details of any Unallocated Materials. Luminex agrees to review and notify Sanmina, in writing, within thirty (30) days of any issues regarding the composition of Unallocated Material, in response to the Excess Reserve Detail Report. After such review, Luminex will, within fourteen (14) days, either (1) issue a Purchase Order for the delivery of Unallocated Material, or (2) issue sufficient top level Purchase Orders to result in the consumption of said Unallocated Material.

     F. Reschedules

          1. Luminex may reschedule delivery dates of Products subject to the matrix set forth on Exhibit D.

          2. For a decrease in quantity of Products to be delivered on a specific delivery date, Sanmina and Luminex shall mutually agree upon a date to deliver the undelivered Products.

          3. For an increase in quantity of Products to be delivered on a specific delivery date, Sanmina, on a best efforts basis, will attempt to accommodate such increase.

          4. If any change in the delivery dates of any results in additional expenses to Sanmina to store such Products or to acquire additional Materials, such additional expenses as are reasonably incurred and documented shall be deemed part of Luminex's Total Liability with Luminex's prior approval.

     G. Revisions

          In the event Luminex requests an engineering change to a product, Sanmina shall notify Luminex of any impact on the cost and/or scheduled delivery of such Products within five (5) business days of the receipt of Luminex's request in reasonable detail with supporting documentation. Sanmina will use its best efforts to reduce the impact the costs of any change order. Unless Luminex consents to the amended notification from Sanmina, the requested

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

     engineering change shall be deemed canceled and Luminex will be notified in writing. Any increases in the cost of the Products resulting from such Engineering Change Order ("ECO") shall be deemed a part of Luminex's Total Liability. Similarly, any Materials made obsolete or excess as a result of such an ECO shall be deemed part of Luminex's Total Liability.

     H. Cancellations

        Luminex may cancel any Purchase Order by notifying Sanmina in writing at least thirty (30) days prior to the delivery date of such order. Within thirty (30) days of such cancellation, Sanmina shall provide Luminex with the amount of the Total Liability under Section IV related to such canceled Purchase Order. To the extent practical, any Materials resulting from a cancellation shall be used to fulfill other Purchase Orders. If a sufficient amount of purchases is not forecasted to consume such materials within the next sixty (60) day period, with respect to the Excess Materials Luminex shall pay such cancellation amount to Sanmina on a net-30 day basis. After receipt of such cancellation amount, Sanmina shall deliver to Luminex, at Luminex's expense, any remaining Materials purchased but unused as a result of such cancellation, or scrap Materials, at the sole discretion of Luminex.

V.   Delivery

     A. Delivery of all items under this Agreement shall be delivered F.O.B. Sanmina's Plant located at the address specified in Exhibit A to the common carrier specified from time to time by Luminex ("Delivery Point"). Upon delivery to the common carrier, risk of loss and title shall pass to Luminex. Sanmina will provide insurance for the value of the Material (with any deductible to be approved by Luminex) until delivery to the common carrier, and shall name Luminex as an additional insured on such policies and furnish Luminex with certificates of same..

     B. Sanmina shall use its best efforts to deliver the Products to the Delivery Point on the agreed upon delivery dates. If Products pursuant to a Purchase Order are more than thirty (30) days late, then Luminex shall have the option to cancel that Purchase Order. If Products pursuant to any Purchase Order are more than forty-five (45) days late, Sanmina shall be in breach of this Agreement and Luminex shall have the option to terminate this Agreement. If Luminex terminates this Agreement for Sanmina's failure to timely deliver the Products, Luminex shall be liable for the Materials per Section IV.

     C. Sanmina shall transport the Products using the common carrier and such shipment terms as are designated by Luminex from time to time to Luminex's address or to an address specified in writing by Luminex. All freight, insurance, and other shipping expenses from the delivery point shall be borne by Luminex. When special packaging is requested or, in the opinion of Sanmina is required under the circumstances, the additional expenses related to such special packaging shall also be borne by Luminex if agreed to in advance by Luminex.

VI.  Payment and Invoicing

     Payment terms will be net-30 (thirty) days from invoice date, provided it is not earlier than the ship date. Sanmina will provide Luminex with a credit limit adequate to equal or exceed six (6) months of projected shipments of the Products to Luminex. In the event that Luminex exceeds this credit limit or has undisputed outstanding invoices for more than sixty (60) days and such credit limit remains exceeded or such invoices remain outstanding, as applicable, ten
(10) days after Luminex has received notice thereof, Sanmina may stop shipments of Products to Luminex until Luminex makes sufficient payment to

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bring its account consistent with terms outlined above. Sanmina may reduce the credit limit with sixty (60) days prior written notice to Luminex, provided, that Luminex may terminate this Agreement on thirty (30) days prior written notice if such credit limit is reduced by more than ten percent (10%).

VII.  Warranty

      A. Sanmina warrants that each Product shall at the time of delivery be new and free and clear of all liens and encumbrances. Sanmina warrants that the Products shall be free from any defects in workmanship for a period of one (1) year from the date of manufacture except to the extent that such defects are caused by components purchased from third-party vendors but not Sanmina-owned companies ("Vendor Components"). Warranty on components is limited to the warranty provided by the component manufacturer. Sanmina, to the extent permitted, hereby agrees to assign to Luminex any unexpired warranties for such Vendor Components provided by third-party vendors or passed on by such third-party vendors from the original manufacturers until the expiration of such warranties. Sanmina shall execute any documents necessary to assign such warranties to Luminex. As Luminex's remedy under Sanmina's warranty, Sanmina will, at no charge, rework, repair, and retest any such Products returned to Sanmina and found to contain defects in workmanship, provided, however, in the event such Product cannot be repaired or replaced within thirty (30) days of return by Luminex, Luminex may elect a refund of the purchase price for the applicable Product. Sanmina will return defective Vendor Components to third party vendors for warranty replacement or repair from the original manufacturers. All reasonable transportation and expenses arising from shipping the non-conforming Products to and the replacement Products from the shipping location shall be paid by Sanmina to the extent the Products are defective due to Sanmina's workmanship. However, if a Product returned to Sanmina for replacement proves to be not defective, Luminex shall reimburse Sanmina for all transportation expenses incurred by Sanmina in connection with the shipment of such Products to Sanmina and its return by Sanmina. Warranty coverage does not include failures due to Luminex design errors, the supply or selection by Luminex of improper or defective parts or materials used by Luminex, damages caused by Luminex's misuse, unauthorized repair, or negligence. Sanmina does not assume any liability for low-cost, expendable items such as lamps and fuses. Sanmina reserves the right to inspect the Products, Materials, and Vendor Components and verify that they are defective or non-conforming.

      B. The performance of any repair or replacement by Sanmina does not extend the warranty period for any Products beyond the period applicable to the Products originally delivered; provided, however, that the warranty period shall extend for a period of time equal to the time elapsed from notice to Sanmina of a warranty claim until redelivery of the repaired or reworked product.

      C. EXCEPT FOR THE ABOVE EXPRESS WARRANTIES, SANMINA MAKES AND LUMINEX RECEIVES NO WARRANTIES OR CONDITIONS ON, THE PRODUCTS, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, AND SANMINA SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

VIII. General Indemnity

      A. Sanmina shall defend, indemnify and save harmless Luminex from any liability or claim (including, without limitation, the costs and reasonable attorney's fee in connection therewith) to the extent such liability or claim is based upon an allegation that, by reason of processes

                                       7
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          used by Sanmina or otherwise, a Product infringes, under the applicable law of the United States, Canada or any other country to which Sanmina or Luminex may have delivered the allegedly infringing Product, any Intellectual Property of a third party. Luminex shall promptly notify Sanmina of any such claim or proceeding brought against it and grant Sanmina the right of defense in any such claim or proceeding, and Luminex shall provide all information and reasonable assistance, all at Sanmina's expense, in the defense of such a claim or proceeding.

      B. Sanmina's obligation to indemnify Luminex under this Article shall not apply to any liability for such infringement based solely upon a Product being manufactured in compliance with Luminex's specific design requirements, or the application of a Product by Luminex in an unintended manner. Each party shall indemnify the other party against, and hold it harmless from any loss, cost, liability, or expense (including court costs and the reasonable fees of attorneys and other professionals) to the extent that such loss, cost, liability, or expense arises out of, or in connection with, in whole or in part, (A) infringements of any patent, trademark, copyright, or other intellectual property of another party by the other party or (B) any gross negligence or willful misconduct by the other party, its employees or agents and subcontractors, including but not limited to any such act or omission that causes: (i) any bodily injury, sickness, disease, or death; (ii) any injury or destruction to tangible or intangible property of the injured party or any loss of use resulting therefrom; or (iii) any violation of any statute, ordinance, or regulation.

IX.   Quality, Inspection, and Reporting

      A. Luminex will have the right at reasonable times, upon reasonable advance notice, to visit Sanmina's plant to inspect the work performed on the Products, the Materials, and the Vendor Components. Such inspection shall not relieve Sanmina of any of its obligations under the Agreement or Purchase Orders. Sanmina shall provide Luminex with all mutually agreed upon quality reports at agreed upon intervals. Sanmina reserves the right to restrict Luminex's access to the plant or any area within it as necessary to protect confidential information of Sanmina or its other Customers.

      B. If Luminex demands inspection of the Products prior to the delivery of such Products as a condition of acceptance of such Products, Luminex must inspect the Products within five business (5) days of a transmission of written notice by facsimile or other electronic or telephonic delivery system from Sanmina informing Luminex that the Products are ready to be shipped. If Luminex does not inspect the Products within such five-business-day period, Luminex shall be deemed to have waived its right to inspect the Products as a condition of acceptance of such Products. This does not disallow rejection of the Products after incoming inspection if such inspection determines that the shipment does not meet the agreed to specifications.

      C. Luminex and Sanmina will implement a joint quality improvement program that will develop and implement a continuous quality improvement.

      D. Luminex and Sanmina will agree on what reports and other items (such as reports on component part inventory, products shipped and copies of invoices) will be prepared by Sanmina and delivered to Luminex.

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

X.   Termination

     A.  Either party may, without penalty, terminate this Agreement upon thirty
         (30) days written notice to the other party in either one of the following events:

         1. The other party materially breaches this Agreement and such breach remains uncured for thirty (30) days following written notice of breach by the non-breaching party; or

         2. The other party becomes involved in any voluntary or involuntary bankruptcy or other insolvency petition or proceeding for the benefit of its creditors, and such petition, assignment or proceeding is not dismissed within sixty (60) days after it was filed.

     B. Luminex may, without penalty, terminate this Agreement upon thirty (30) days written notice to Sanmina in the event Sanmina has not met, or is reasonably expected not to be able to meet, Luminex's requirements for Products for a period in excess of sixty (60) days.

     C. Luminex may, without penalty, terminate this Agreement upon one hundred twenty (120) days written notice to Sanmina.

     D. Upon termination, Sanmina shall provide Luminex with an invoice of Luminex's Total Liabilities per Section IV. In addition, Luminex shall be liable for work-in-progress and any outstanding charges per Section
         IV. Upon termination, Luminex shall pay all undisputed invoice charges on a net thirty (30) days basis.

XI.  Limitation of Liability

     IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, OR INCIDENTAL DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, ARISING IN ANY WAY OUT OF THIS AGREEMENT. THIS LIMITATION WILL APPLY EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED HEREIN.

XII. Miscellaneous

     A. Notices. Any notice or report required or permitted to be given or made under this Agreement by either party shall be in writing and delivered to the other party at its address indicated below (or to such other address as a party may specify by notice hereunder) by courier or by registered or certified airmail, postage prepaid, or by facsimile; provided, however, that all facsimile notices shall be promptly confirmed, in writing, by registered or certified airmail, postage prepaid. All notices shall be effective as of the date received by the addressee.

               Sanmina address:

               Sanmina Corporation
               2300 Highway 79 South
               Guntersville, AL 35976

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               Luminex address:

               Luminex Corporation
               12212 Technology Blvd.
               Austin, TX 78727

     B. Confidential Information. "Confidential Information" shall mean all confidential documentation and information provided to the other party under this Agreement and all information previously supplied by Luminex to Sanmina regarding the Luminex 100 or Luminex technology or intellectual property. All Confidential Information shall remain the property of its owner. The parties grant to each other a nontransferable and nonexclusive right to use Confidential Information, solely in the performance of this Agreement and, unless prior consent in writing is obtained or disclosure is required by law (in which case the disclosing party shall provide the other party advance notice and an opportunity to prevent disclosure of such Confidential Information), such Confidential Information shall not be disclosed, except for any part thereof that is known to be free of any obligation to keep it in confidence or that becomes generally known to the public through acts not attributable to the party under an obligation to keep the Confidential Information confidential.

     C. Intellectual Property. Except as expressly provided in this Agreement, nothing in this Agreement is to be construed as granting to Sanmina a license or any other intellectual property right to utilize any information (including Confidential Information) received from Luminex or under any patent or other intellectual property right, and Sanmina recognizes that Luminex is the owner of all such rights, including all goodwill relating thereto.

     D. Governing Law. This Agreement will be governed by and interpreted under the laws of the State of Texas, without reference to conflict of laws principles.

     E. Jurisdiction. For any dispute arising out of this Agreement, the parties consent to personal and exclusive jurisdiction of and venue in the state and federal courts within Travis County, Texas.

     F. Entire Agreement; Enforcement of Rights. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and therein and merges all prior discussions between them. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by a duly authorized representative of the party to be charged. The failure by either party to enforce any rights thereunder will not be construed as a waiver of any rights of such party.

     G. Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future state or federal laws or rules and regulations promulgated thereunder effective during the term hereof, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effective and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom. Furthermore, the parties hereto agree to negotiate in good faith to modify and amend this Agreement so as to effect the original intent of the parties as closely as possible with respect to those provisions which were held to be illegal, invalid, or unenforceable.

     H. Assignment. The rights and liabilities of the parties hereto will bind and incur to the benefit of their successors, executors or administrators; provided, that this Agreement may not be assigned by either party hereto without the prior written consent of the other party, which shall not be unreasonably withheld. Any assignment or any attempted assignment without such written consent shall be void and of no effect. For purposes hereof, any transaction or series of related transactions (whether by sale of stock, issuance of new stock, merger or otherwise) that results in the transfer of ownership of 50% or more of the capital stock of Sanmina shall be deemed to be an assignment.

     I. Force Majeure. Neither party will be liable to the other for any default thereunder if such default is caused by an event beyond such party's control, including without limitation acts or failures to act of the other party, strikes or labor disputes, component shortages, unavailability of transportation, floods, fires, governmental requirements and acts of God (a "Force Majeure Event"). In the event of threatened or actual non-performance as a result of any of the above causes, the non-performing party will exercise reasonable efforts to avoid and cure such non-performance. Should a Force Majeure Event prevent a party's performance thereunder for a period in excess of forty-five (45) days, then the other party may elect to terminate this Agreement by written notice thereof.

     J. Allocation. In the event of Force Majeure or any other shortfall in Sanmina's manufacturing capacity, Sanmina will allocate to Luminex Products capacity allocation no less favorable than that offered to any other Sanmina customer.

     K. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original and all of which together will constitute one instrument.

     L. Non-Exclusive. This Agreement is not exclusive and, subject to the obligations of this agreement, including but not limited to confidentiality and the intellectual property rights of each party, Luminex shall be free to have other parties manufacture products for Luminex, and Sanmina shall be free to manufacture products for other purchasers.

     M. Advice of Counsel. Sanmina and Luminex have each consulted counsel of their choice regarding this Agreement, and each acknowledges and agrees that this Agreement shall not be deemed to have been drafted by one party or another and will be construed accordingly.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement.

SANMINA CORPORATION                     LUMINEX CORPORATION

By: /s/ Gary Switzer                    By: /s/ Van S. Chandler
   --------------------------              ---------------------------------

Name: Gary Switzer                      Name: Van S. Chandler
     ------------------------                -------------------------------

Title: Director of Operations           Title: Vice President of Instruments
      -----------------------                 ------------------------------

                                   Exhibit A

                                PRODUCT PRICING


Products Covered:  Luminex 100 and Various Subassemblies


Pricing for Products on a per unit basis:

_________________________________________________________________________________________________________
Cost of Materials            Cost of Materials to Sanmina
---------------------------------------------------------------------------------------------------------
Materials Mark-up            Cost of Materials multiplied by [**]% (the "Materials Mark-up")
---------------------------------------------------------------------------------------------------------
Labor                        Build Time multiplied by $[**]
---------------------------------------------------------------------------------------------------------
Subtotal                     Sum of Cost of Materials, Materials Mark-up and Labor
---------------------------------------------------------------------------------------------------------
Total                        Subtotal [**] (the "Profit Gross-up")
---------------------------------------------------------------------------------------------------------

The parties agree that the Product Pricing per this exhibit shall be reviewed quarterly

-----------
[**] Indicates that material has been omitted and confidential treatment requested therefor. All such material has been filed separately with the Commission pursuant to Rule 406.

                                   EXHIBIT B

            ABC CLASSIFICATIONS, DESCRIPTIONS AND PERIODS-OF-SUPPLY

--------------------------------------------------------------------------------------------------------
                                                     Expected              Periods Worth of Supply
      Class               Expected               Percentage of Total        to be Bought with Each
                       Percentage of               Value (Gross              Order (if necessary to
                      Total Materials              Requirements)              meet the scheduled
                                                                                requirements)
-------------------------------------------------------------------------------------------------------
A                       3%                            80%                          1 Month
-------------------------------------------------------------------------------------------------------
B                      17%                            17%                          3 Months
-------------------------------------------------------------------------------------------------------
C                      80%                             3%                          6 Months
-------------------------------------------------------------------------------------------------------

                                   EXHIBIT C

                                  RESCHEDULES


---------------------------------------------------------------------------------------------------------
 Notice Prior to Original Delivery Date (or Current Delivery      Percentage of Original Quantity that
     Date if valid for more than 30 days calendar days)                   can be Rescheduled
---------------------------------------------------------------------------------------------------------
          0 to 30 days                                                            10%
---------------------------------------------------------------------------------------------------------
         31 to 60 days                                                            45%
---------------------------------------------------------------------------------------------------------
         61 to 90 days                                                            90%
---------------------------------------------------------------------------------------------------------
        Beyond 90 Days                                                           100%
---------------------------------------------------------------------------------------------------------

As an example, if Luminex notifies Sanmina in writing between thirty-one (31) and sixty (60) days prior to the scheduled delivery date of the Products, Luminex may reschedule a maximum of forty-five percent (45%) of the total amount of the Products to be delivered on such date.